As filed with the Securities and Exchange Commission on March 15, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FINANCE OF AMERICA COMPANIES INC.
(Exact name of registrant as specified in its charter)

Delaware	85-3474065
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5830 Granite Parkway, Suite 400
Plano, Texas 75024
(Address of principal executive offices, including zip code)

Finance of America Companies Inc. 2021 Omnibus Incentive Plan
(Full title of the Plan)

Lauren E. Richmond
Chief Legal Officer, General Counsel & Secretary
Finance of America Companies Inc.
5830 Granite Parkway, Suite 400
Plano, Texas 75024
(Name and address of agent for service)

(877) 202-2666
(Telephone number, including area code, of agent for service)

With copies to:
Joshua Ford Bonnie
William R. Golden III
Simpson Thacher & Bartlett LLP
900 G Street, N.W.
Washington, D.C. 20001
(202) 636-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	x
Non-accelerated filer	☐	Smaller reporting company	x
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Finance of America Companies Inc. (the “Registrant”) for the purpose of registering additional shares of Class A common stock, par value $0.0001 per share, of the Registrant (the “Class A Common Stock”), reserved for issuance under the Finance of America Companies Inc. 2021 Omnibus Incentive Plan (the “Plan”). These shares of Class A Common Stock are additional securities of the same class as other securities for which an original registration statement on Form S-8 (File No. 333-257180) was filed with the Securities and Exchange Commission (the “Commission”) on June 17, 2021 (the “Original Registration Statement”), which registered 21,250,000 shares of Class A Common Stock issuable under the Plan, and an additional registration statement on Form S-8 (File No. 333-265690), which was filed with the Commission on June 17, 2022 to register 21,106,586 additional shares of Class A Common Stock issuable under the Plan.

The shares of Class A Common Stock registered by this Registration Statement consist of: (i) 10,009,416 shares of Class A Common Stock that have become reserved for issuance as a result of the operation of the “evergreen” provision of the Plan as of January 1, 2023 and January 1, 2024, which provides that the total number of shares subject to the Plan will be increased on the first day of each fiscal year pursuant to a specified formula; and (ii) 5,660,939 shares of Class A Common Stock that have become available for issuance under the Plan as a result of cancellation, forfeiture, termination, settlement in cash, or other settlement without issuance of shares of Class A Common Stock in respect of awards under the Plan. Other than the 10,009,416 shares of Class A Common Stock that have become available for issuance pursuant to the “evergreen” provision of the Plan, the shares registered by this Registration Statement do not represent an increase in the number of shares previously reserved for issuance under the Plan.

Pursuant to General Instruction E to Form S-8, the contents of the registration statements referenced above are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such registration statements are modified or supplemented, as the case may be, as set forth in this Registration Statement.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

•The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 15, 2024 (the “2023 Annual Report”);

•The Registrant’s Current Reports on Form 8-K filed with the Commission on February 2, 2024 and February 16, 2024 (other than Items 7.01 and 9.01); and

•The description of the Registrant’s Class A Common Stock, contained in Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including any amendments or reports filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, and any corresponding exhibits thereto, or other information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules), shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4.1
Amended and Restated Certificate of Incorporation of Finance of America Companies Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 7, 2021).

4.2	Amended and Restated Bylaws of Finance of America Companies Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 7, 2021).
4.3	Finance of America Companies Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed on April 7, 2021).
5.1	Opinion of Simpson Thacher & Bartlett LLP.
23.1	Consent of BDO USA, P.C. for Finance of America Companies Inc.
23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included in the signature page to this Registration Statement).
107.1	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park City, State of Utah on this fifteenth day of March, 2024.

FINANCE OF AMERICA COMPANIES INC.

By:	/s/ Graham A. Fleming
Name:	Graham A. Fleming
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Brian L. Libman, Graham A. Fleming, and Lauren E. Richmond and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 and Power of Attorney has been signed by the following persons in the capacities indicated below on March 15, 2024.

/s/ Brian L. Libman	/s/ Graham A. Fleming
Brian L. Libman	Graham A. Fleming
Chairman of the Board of Directors	Chief Executive Officer
(Principal Executive Officer)

/s/ Matthew A. Engel	/s/ Tai A. Thornock
Matthew A. Engel	Tai A. Thornock
Chief Financial Officer	Chief Accounting Officer
(Principal Financial Officer)	(Principal Accounting Officer)

/s/ Norma C. Corio	/s/ Robert W. Lord
Norma C. Corio	Robert W. Lord
Director	Director

/s/ Tyson A. Pratcher	/s/ Lance N. West
Tyson A. Pratcher	Lance N. West
Director	Director